UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 8, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.

On October 8, 2014, Ian G. Hobday resigned his positions as our Chief Executive Officer, interim Chief Financial Officer, Secretary and member of the Board of Directors for the stated purpose of pursuing other business opportunities. The resignation of Mr. Hobday, who resides in France, follows the disposition of the assets of our subsidiaries organized and operated in the United Kingdom as reported in our Current Report on Form 8-K filed with the Commission on September 2, 2014.  Mr. Hobday did not hold any positions on any Board committees at the time of his resignation. We are not aware of any disagreements Mr. Hobday had with us required to be disclosed under this Item.  We will (i) provide Mr. Hobday with a copy of this disclosure in Item 5.02  the same day we file this Form 8-K with the Commission; and (ii) provide Mr. Hobday with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in response to this Item 5.02 and, if not, stating the respects in which he does not agree; and (iii) file any letter received by us from Mr. Hobday with the Commission as an exhibit by an amendment to this Form 8-K within two business days after receipt by us.

2.

On October 10, 2014, our Board of Directors appointed Mr. Carter Read, President of Newport Coachworks, Inc., our remaining operating subsidiary, to the positions of interim President (our Principal Executive Officer) and Secretary of the company.  Mr. Read is not related to any of our current officers or directors by family or marriage.

Carter Read, age 57, is our interim-President, our Secretary and a member of our Board of Directors. Mr. Read has been the President of Newport Coachworks, Inc., our wholly-owned subsidiary, since October 2012.  In this position Mr. Read oversees all aspects of Newport Coachworks’ bus manufacturing process.  Prior to his position with Newport Coachworks, Mr. Read worked for Tiffany Coachworks from 1999 until October 2012 as its President.  In that position, Mr. Read oversaw Tiffany Coachwork’s design, production, manufacturing and final engineering of its limousine and bus lines, including developing over nine models of buses ranging from 11500 lb GVW to 33000 lb GVW for the North American market.  Mr. Read built a reputation for quality, reliability, style and value. Vehicles manufactured at Tiffany Coachworks under his direction deployed the very latest technology.  Mr. Read’s prior experience of thirteen years of running Tiffany Coachworks, as well as his vast knowledge of bus manufacturing and electric vehicles led us to believe Mr. Read is an ideal director for our company considering our primary business plan of manufacturing and selling electric vehicles and buses.

Mr. Read holds 18,500,000 shares of our common stock held in the name of Parrot Hill Investments LLC, an entity owned by Mr. Read, and options to purchase 2,500,000 shares of our common stock at $0.06 per share.  Currently, Mr. Read is not compensated for his services as a member of our Board of Directors.

3.

On October 8, 2014, we hired Mr. Alan J. Bailey as our Chief Financial Officer.   Mr. Bailey is not related to any of our current officers or directors by family or marriage.

Alan Bailey, age 67, is currently our Chief Financial Officer.  From 1975 until 2009, Mr. Bailey served in various positions in the senior financial management of Gulf & Western Industries Inc./ Paramount Pictures, including being the Senior Vice President and Treasurer of Paramount Pictures Corporation from 1984 through 2009.  Since 2009, Mr. Bailey has held the position of Chief Financial Officer in a number of  publicly-traded companies, including being currently the CFO of Rotate Black, Inc.; the CEO, CFO and member of the Board of Directors of Wialan Technologies,Inc; a member of the Board of Directors of The Basketball Channel; the CFO of Global Entertainment Holdings, Inc.;  and  a member  of the Board of Directors and CFO of Hollywood Entertainment EDU Holding, Inc.,  Mr. Bailey is a UK Chartered Accountant  and an alumni of Ernst & Young.

4.

On October 8, 2014, Donald J. Murray’s resignation as our Controller and Senior Vice President Global Finance went effective.  We do not believe it necessary to replace this position since Mr. Murray’s prior duties and responsibilities will be absorbed by Mr. Bailey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN AUTOMOTIVE COMPANY

	By:	/s/ Carter Read
October 15, 2014		Carter Read, President
(Principal Executive Officer)